N-SAR Item 77.D.  Policies with Respect to Security Investment
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                         The Dreyfus/Laurel Funds, Inc.


         Effective October 1, 2004, the Dreyfus Disciplined Stock Fund changed its investment objective from seeks investment returns (consisting of capital appreciation and income) that are consistently superior to the Standard and Poor's 500 Composite Stock Price Index to seeks capital appreciation.

         Effective October 1, 2004, the Dreyfus Premier Large Company Stock Fund changed its investment objective from seeks investment returns (consisting of capital appreciation and income) that are consistently superior to the Standard and Poor's 500 Composite Stock Price Index to seeks capital appreciation.

         Effective October 1, 2004, the Dreyfus Premier Small Cap Value Fund changed its investment objective from seeks investment returns (consisting of capital appreciation and income) that are consistently superior to the Russell 2000 Value Index to seeks capital appreciation.

         Effective October 1, 2004, the Dreyfus Premier Mid Cap Stock Fund changed its investment objective from seeks investment returns (consisting of capital appreciation and income) that are consistently superior to the Standard and Poor's 400 MidCap Index to seeking capital appreciation.

         Such changes did not require shareholder approval but shareholders were notified at least 30 days prior to the implementation of such changes.